EXHIBIT 23.4

LEE KEELING & ASSOCIATES, INC.

PETROLEUM CONSULTANTS

First Place Tower

15 East Fifth Street, Suite 3500

Tulsa, Oklahoma 74103-4350

(918) 587-5521 Telefax (918) 587-2881

August 12, 2010

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of Miller Petroleum, Inc. (the “Registration Statement”) of the name Lee Keeling & Associates, Inc., to the inclusion our reports entitled “Estimate of Reserves and Future Net Revenue Oil and Gas Properties KTO – Tennessee Properties Interests Owned by Miller Petroleum, Inc. Constant Prices and Expenses” and “Estimate of Reserves and Future Net Revenue Oil and Gas Properties ETC and ETC II Interests Owned by Miller Petroleum, Inc. Constant Prices and Expenses” both with an effective date of April 30, 2010 filed as Exhibit 99.2 to the Annual Report on Form 10-K for the year ended April 30, 2010 of Miller Petroleum, Inc. appearing in the Registration Statement and to the references to our audits of Miller Petroleum, Inc.’s reserves estimates as of April 30, 2010. We also consent to all references to us contained in such Registration Statement, including in the prospectus, under the heading “Experts”.

/s/ Lee A. Keeling
Lee A. Keeling
Chief Executive Officer

/s/ Lee Keeling & Associates, Inc.
Lee Keeling & Associates, Inc.
Oklahoma Registered Engineering Firm CA 49 PE
Tulsa, Oklahoma